Exhibit 99.1

Horizon Technology Finance Announces
Third Quarter 2015 Financial Results

Portfolio Growth and M&A Activity Drives Higher Income

Net Investment Income Exceeds Distributions

FARMINGTON, Conn., November 3, 2015 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today announced its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•	Funded $32.8 million in loans to eight companies
•	Investment portfolio, at fair value, was $249.0 million as of September 30, 2015
•	Earned net investment income of $4.1 million, or $0.35 per share
•	Achieved an annualized portfolio yield of 14.2% for the quarter
•	Increased net assets from operations by $3.5 million, or $0.30 per share
•	Net asset value equaled $162.2 million, or $13.94 per share, as of September 30, 2015
•	Experienced eight liquidity events including two portfolio companies that were acquired
•	Three additional portfolio companies signed letters of intent in Q3 to be acquired in Q4
•	Total liquidity as of September 30, 2015 was $30.8 million
•	Asset coverage for borrowed amounts of 256% as of September 30, 2015
•	Floating rate loans comprised 91% of the outstanding principal of the loan portfolio as of September 30, 2015
•	Declared distributions of $0.115 per share payable in each of January, February and March 2016, increasing cumulative declared distributions to $7.685 per share since going public in October 2010
•	Authorized the repurchase of up to $5 million of its common stock
•	Increased commitments under its revolving credit facility by $20 million to $70 million and extended the facility’s term

“During the third quarter, we generated strong net investment income which exceeded our distributions,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “This important accomplishment was a direct result of the attractive on-boarding yields we earned from originating high quality loans and the liquidity events we realized in the quarter. We continue to selectively seek opportunities to grow the portfolio, while remaining focused on providing shareholders with stable distributions from net investment income. We believe our growing and maturing warrant and equity portfolio should benefit from future M&A and IPO activity.”

Operating Results

Total investment income was $8.4 million for the three months ended September 30, 2015, as compared to $7.7 million for the three months ended September 30, 2014. The year-over-year increase in total investment income is due to higher interest income on investments resulting from the higher average size of the loan portfolio partially offset by a decrease in accelerated accretion of origination fees and end of term payments due to a lower aggregate amount of principal prepayments. For the nine months ended September 30, 2015 and 2014, total investment income was $22.5 million and $24.0 million, respectively.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended September 30, 2015 and 2014 was 14.2% and 15.8%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the nine months ended September 30, 2015 and 2014 was 14.1% and 15.3%, respectively.

Total net expenses for the three months ended September 30, 2015 decreased to $4.4 million, as compared to $4.5 million for the three months ended September 30, 2014. Interest expense decreased year-over-year primarily due to a decrease of our effective cost of debt for the three months ended September 30, 2015. Base management fee increased year-over-year primarily due to an increase in average gross assets, offset by the exclusion of cash from the base management fee calculation and the waiver of management fee on the proceeds raised from our March 24, 2015 public offering. Total net expenses for the nine months ended September 30, 2015 decreased to $12.7 million, as compared to $16.3 million for the nine months ended September 30, 2014.

Net investment income for the three months ended September 30, 2015 was $4.1 million, or $0.35 per share, as compared to $3.2 million, or $0.33 per share, for the three months ended September 30, 2014. For the nine months ended September 30, 2015 and 2014, net investment income was $9.9 million, or $0.90 per share, and $7.5 million, or $0.78 per share, respectively.

For the three months ended September 30, 2015, the net realized loss on investments was $1.5 million, or $0.13 per share, as compared to net realized gain on investments of $2.3 million, or $0.24 per share, for the three months ended September 30, 2014. For the nine months ended September 30, 2015 and 2014, the net realized loss on investments was $1.7 million, or $0.16 per share, and $4.2 million, or $0.43 per share, respectively.

For the three months ended September 30, 2015, net unrealized appreciation on investments was $0.9 million, or $0.08 per share, as compared to net unrealized depreciation on investments of $0.8 million, or $0.08 per share, for the three months ended September 30, 2014. For the nine months ended September 30, 2015, net unrealized appreciation on investments totaled $1.0 million, or $0.09 per share, as compared to net unrealized appreciation on investments of $9.0 million, or $0.93 per share, for the nine months ended September 30, 2014.

Portfolio Summary and Investment Activity

As of September 30, 2015, the Company’s debt portfolio consisted of 52 secured loans with an aggregate fair value of $241.7 million. In addition, the Company’s total warrant and equity investments in 88 portfolio companies had an aggregate fair value of $7.0 million as of September 30, 2015. Total portfolio investment activity as of and for the three and nine months ended September 30, 2015 and 2014 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Beginning portfolio	$240,148	$219,295	$205,101	$221,284
New debt investments	32,848	22,845	104,781	66,824
Principal payments received on investments	(5,820)	(9,773)	(18,975)	(31,407)
Early pay-offs	(16,196)	(26,643)	(39,618)	(52,499)
Accretion of debt investment fees	411	623	1,015	1,686
New debt investment fees	(258)	(385)	(959)	(890)
New equity	—	—	—	12
Sale of investments	(1,578)	(1,306)	(1,578)	(2,636)
Net realized (loss) gain on investments	(1,462	872	(1,692)	(6,673)
Net unrealized appreciation (depreciation) on investments	940	(834)	958	8,993
Ending portfolio 249	$249,033	$204,694	$249,033	$204,694

Net Asset Value

At September 30, 2015, the Company’s net assets were $162.2 million, or $13.94 per share, as compared to $138.4 million, or $14.38 per share, as of September 30, 2014, and $162.8 million, or $13.99 per share, as of June 30, 2015.

For the three months ended September 30, 2015 and 2014, the net increase in net assets resulting from operations was $3.5 million, or $0.30 per share, and $4.8 million, or $0.50 per share, respectively. For the nine months ended September 30, 2015 and 2014, the net increase in net assets resulting from operations was $9.1 million, or $0.83 per share, and $12.3 million, or $1.28 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2015 and December 31, 2014:

($ in thousands)	September 30, 2015			December 31, 2014
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	5	$25,688	10.7%	9	$44,082	22.1%
3	38	187,659	77.6	36	138,109	69.4
2	9	28,378	11.7	3	11,746	5.9
1	—	—	—	2	5,243	2.6
Total	52	$241,725	100.0%	50	$199,180	100.0%

As of September 30, 2015 and December 31, 2014, Horizon’s loan portfolio had a weighted average credit rating of 3.0 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk.

Liquidity Events

Horizon experienced eight liquidity events in the quarter ended September 30, 2015, increasing the total number of portfolio company liquidity events to 14 for the year to date. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, Razorsight Corporation (“Razorsight”) prepaid the outstanding principal balance of $2.4 million on its venture loan, plus interest, end-of-term payment (“ETP”) and prepayment fee. In August, Horizon received proceeds of approximately $78,000 pursuant to its exercise and sale of warrants in Razorsight.

In July, Horizon exited its debt investment in Raydiance, Inc. (“Raydiance”). The Company received net proceeds of $4.9 million from the sale of substantially all of the assets of Raydiance which amount was equal to the fair value of this debt investment as of June 30, 2015.

In August, Xceedium, Inc. (“Xceedium”) was acquired by CA Technologies. In connection with the acquisition, Xceedium prepaid the outstanding principal balance of $2.0 million on its venture loan, plus interest and prepayment fee. Horizon also received a success fee of $300,000 as a result of the successful sale of Xceedium.

In August, Visage Mobile, Inc. (“Visage”) prepaid the outstanding principal balance of $434,000 on its venture loan, plus interest and ETP. Horizon continues to hold warrants in Visage.

In September, eASIC Corporation (“eASIC”) prepaid the outstanding principal balance of $4.0 million on its venture loan, plus interest, ETP and prepayment fee. Horizon continues to hold warrants in eASIC.

In September, NexPlanar Corporation (“NexPlanar”) prepaid the outstanding principal balance of $2.7 million on its venture loan, plus interest, ETP and prepayment fee. On September 28, 2015, Cabot Microelectronics Corporation (NASDAQ:CCMP) announced that it has entered into an agreement to acquire NexPlanar. Horizon continues to hold warrants in NexPlanar and may receive additional return if, and when, the acquisition closes.

In September, Horizon received proceeds of approximately $500,000 pursuant to its exercise and sale of warrants in Supernus Pharmaceuticals, Inc.

Liquidity and Capital Resources

As of September 30, 2015, the Company had $30.8 million in available liquidity, including cash and investments in money market funds totaling $12.8 million and $18.0 million in funds available under existing credit facility commitments.

On August 12, 2015, the Company amended its revolving credit facility to (1) add a $20 million commitment to the existing $50 million commitment and (2) extend its term. The revolving credit facility now has a three-year revolving period followed by a two-year amortization period and matures on August 12, 2020. As of September 30, 2015, there was $52 million outstanding under the $70 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. The Company expects to continue discussions with other potential lenders to join this facility; however, there can be no assurances that additional lenders will join the facility. As of September 30, 2015, 50.1% of the Company’s total borrowings outstanding bore interest at a fixed rate.

As of September 30, 2015, the Company’s debt to equity leverage ratio was 64%, and the asset coverage ratio for borrowed amounts was 256%.

Stock Repurchase Program

On September 28, 2015, the Company’s board of directors authorized a stock repurchase program which allows the Company to repurchase up to $5 million of its common stock. Under the repurchase program, the Company may, but is not obligated to, repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions from time to time. Unless extended by the board of directors, the repurchase program will terminate on the earlier of September 30, 2016 or the repurchase of $5 million of the Company’s common stock.

Monthly Distributions Declared in Fourth Quarter 2015

On October 30, 2015, the Company’s board of directors declared monthly distributions of $0.115 per share payable in each of January, February and March 2016. The following table shows these monthly distributions, which total $0.345 per share:

Record Date	Payment Date	Amount Per Share
December 18, 2015	January 15, 2016	$0.115
January 21, 2016	February 17, 2016	$0.115
February 22, 2016	March 15, 2016	$0.115
	Total:	$0.345

After paying third quarter distributions of $0.345 per share and earning $0.35 per share for the third quarter, the Company’s undistributed spillover income, as of September 30, 2015, was $0.22 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 4, 2015 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 52005849.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through November 6, 2015. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 52005849. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contact:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman
(860) 676-8653	(212) 477-8438
chris@horizontechfinance.com	lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
Assets
Non-affiliate investments at fair value (cost of $252,812 and $209,838, respectively)	$249,033	$205,101
Investment in money market funds	275	27
Cash	12,559	8,417
Restricted investments in money market funds	1,448	2,906
Interest receivable	5,984	4,758
Other assets	3,360	3,987
Total assets	$272,659	$225,196

Liabilities
Borrowings	$104,302	$81,753
Distributions payable	4,017	3,322
Base management fee payable	385	356
Incentive fee payable	1,015	799
Other accrued expenses	693	718
Total liabilities	110,412	86,948

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,642,522 and 9,628,124 shares outstanding as of September 30, 2015 and December 31, 2014, respectively	12	10
Paid-in capital in excess of par	180,954	155,240
Distributions in excess of net investment income	(2,132)	(1,102)
Net unrealized depreciation on investments	(3,779)	(4,737)
Net realized loss on investments	(12,808)	(11,163)
Total net assets	162,247	138,248
Total liabilities and net assets	$272,659	$225,196
Net asset value per common share	$13.94	$14.36

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Investment income
Interest income on non-affiliate investments	$7,705	$6,786	$20,865	$21,714
Prepayment fee income on non-affiliate investments	373	410	1,101	945
Fee income on non-affiliate investments	349	543	583	1,312
Total investment income	8,427	7,739	22,549	23,971
Expenses
Interest expense	1,441	1,495	4,291	7,326
Base management fee	1,279	1,038	3,456	3,618
Performance based incentive fee	1,015	800	2,473	1,314
Administrative fee	300	335	877	872
Professional fees	273	607	991	2,721
General and administrative	218	223	776	823
Total expenses	4,526	4,498	12,864	16,674
Management and performance based incentive fees waived	(140)	—	(207)	(345)
Net expenses	4,386	4,498	12,657	16,329
Net investment income before excise tax	4,041	3,241	9,892	7,642
(Credit) provision for excise tax	(20)	40	—	120
Net investment income	4,061	3,201	9,892	7,522
Net realized and unrealized (loss) gain on investments
Net realized (loss) gain on investments	(1,463)	2,325	(1,723)	(4,190)
Net unrealized appreciation (depreciation) on investments	940	(766)	958	8,993
Net realized and unrealized (loss) gain on investments	(523)	1,559	(765)	4,803
Net increase in net assets resulting from operations	$3,538	$4,760	$9,127	$12,325
Net investment income per common share	$0.35	$0.33	$0.90	$0.78
Net increase in net assets per common share	$0.30	$0.50	$0.83	$1.28
Distributions declared per share	$0.345	$0.345	$1.035	$1.035
Weighted average shares outstanding	11,638,925	9,623,468	11,032,992	9,619,133